Exhibit 10.1

Amendment NO. 2

to

RGN-137 LICENSE Agreement

(U.S.)

This Amendment No. 2 to License Agreement (this “Amendment”), effective as of August 28, 2017 (the “Effective Date”), amends that certain License Agreement (the “Agreement” or the “License Agreement”), dated effective March 7, 2014, by and between RegeneRx Biopharmaceuticals, Inc., (hereinafter “Licensor”), and GtreeBNT Co., Ltd. (formerly Digital Aria Co., Ltd.) (hereinafter “Licensee”), each a “Party” and, collectively, the “Parties.”

Recitals

WHEREAS, pursuant to the terms of the License Agreement, Licensor has licensed certain rights to the drug candidate referred to as RGN-137, which utilizes Tβ4 as the biologically active ingredient, pursuant to the terms of the License Agreement;

WHEREAS, Licensor and Licensee wish to enter into this Amendment, pursuant to Section 14.2 of the License Agreement, as provided herein;

WHEREAS, Licensor agrees to expand and to amend the definition of “Territory” under the License Agreement as set forth herein; and

WHEREAS, the Parties agree to further amend the License Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

Section 1. Definitions

Capitalized terms used but not defined in this Amendment shall have the meanings provided in the License Agreement.

Section 2. Amendment to License Agreement

2.1       Expansion of Territory. Subject to Section 3.1 hereof, the definition of “Territory” in Section 1 of the License Agreement is hereby deleted and replaced with the following:

“‘Territory’ shall mean the United States of America, Korea, Canada, Australia and Japan, and the following countries in Europe (collectively “Europe”): United Kingdom, Spain, Portugal, France, Italy, Germany, Austria, Switzerland, Luxembourg, Belgium, Netherlands, Ireland, Norway, Sweden, Finland, Denmark, Greece, Poland, Lithuania, and Turkey.”

2.2 Amendment of Section 8.5(a). The text of Section 8.5(a) of the License Agreement is hereby amended by deleting it in its entirety and replacing it with the following text:

Prosecution. As between Licensor and Licensee, Licensee shall have the right and obligation, at its sole cost and expense, to prepare, file, prosecute, and maintain the Licensed Patents in the Territory, and to pursue any proceeding (including interferences, re-examinations, examinations, protests, reissues, opposition proceedings and the like) relating to any of the Licensed Patents (collectively “Prosecution”) in the Territory. The Parties agree to utilize Licensee’s local intellectual property counsel and counsel shall promptly provide Licensor with all information related to the Prosecution, including without limitation copying the President of Licensor on all correspondence between Licensee and its intellectual property counsel, and all corresponsence between Licensee and any governmental authority or agency responsible for intellectual property prosecution or maintenance. In the event that Licensee decides not to pursue Prosecution of any Licensed Patent, Licensee shall notify Licensor of its decision within 90 days and the Licensor shall have the right to pursue Prosecution for the Licensed Patent in the Territory at its own expense.

Section 3. License Fee. Promptly after the Effective Date of this Amendment, and subject to Section 3.1 hereof, Licensee shall pay Licensor the following non-refundable license fees on or before the dates set forth below:

Payment	Payment Due Date

(“First Payment”)	Within 5 days of the Effective Date of this Amendment
(“Second Payment”)	November 30, 2017
(“Third Payment”)	February 28, 2018

Such payments shall be in addition to any other payments required to be made by Licensee under the License Agreement.

Section 3.1. Potential Reduction in Scope of Territory. In the event Licensee does not pay Licensor the Second Payment by the due date for such payment, the Territory will be amended immediately without further action by either party to exclude Europe, Australia, Korea and Canada. In the event Licensee does not pay Licensor the Third Payment by the due date for such payment, the Territory will be amended immediately without further action by the either party to exclude Japan. This Section 3.1 sets forth Licensor’s sole and exclusive remedy and Licensee’s sole and exclusive liability for Licensee’s failure to make the Second Payment or Third Payment, when due.

Section 4. Clinical Trial. In addition to and without limiting Licensee’s obligations under 2.1(c) of the License Agreement, subject to the terms of the License Agreement, the License granted to Licensee in the Territory shall terminate if (a) Licensee does not initiate and begin enrollment of patients in at least one clinical trial for RGN-137 required by the applicable authority within at least one of the countries in Europe listed above within three (3) years from the Effective Date of this Amendment; or (b) Licensee makes the Third Payment when due and does not initiate and begin enrollment of patients in at least one clinical trial for RGN-137 required by the applicable authority in Japan within three (3) years from the date such payment is made.

Section 5. Amendment to Section 6.4(a). The text of Section 6.4(a) of the License Agreement is hereby amended by deleting it in its entirety and replacing it with the following text:

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Section 5.1. Amendment to Section 6.4(b). The text of Section 6.4(b) of the License Agreement is hereby amended by deleting it in its entirety and replacing it with the following text:

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Section 6. Taxation of Payments. The License Agreement is hereby amended by adding the following Section 6.10 thereto.

6.10 Taxation of Payments. All payments made by Licensee under the License Agreement and all amendments thereto, including without limitation royalties, license fees and milestone payments shall be made free and clear without deduction for any and all present and future taxes imposed by any taxing authority, except that if income taxes are required to be withheld by any Governmental Authority of the Republic of Korea, on fees payable to Licensor hereunder, such amounts may be deducted by Licensee provided that Licensee withholds and pays such taxes on behalf of Licensor. In such event, Licensee shall promptly furnish Licensor with a copy of an official tax receipt or other appropriate evidence of any taxes imposed on payments made under the License Agreement and any amendments thereto. In cases other than the taxes referred to above, the costs of such taxes or duties shall be borne by Licensee.

Section 7. Confidentiality. Subject to the terms of this Section 7, this Amendment, including the terms hereof, shall be kept confidential. The Parties agree that maintaining the confidentiality of the economic terms of this Amendment is in the best competitive and economic interests of Licensor and Licensee. Consistent with Section 9.8 of the License Agreement, except as required by Law (including, without limitation and for the avoidance of doubt, the requirements of the U.S. Securities and Exchange Commission, the American Stock Exchange, the Korean Stock Exchange, and any other stock exchange on which securities issued by a Party are traded) or any Governmental Authority, neither Party shall make any press release, public disclosure or announcement relating to this Amendment or the transactions described herein, without the prior written consent of the other Party. If disclosure of this Amendment, or any of the terms hereof is required by applicable Law (as described above), the Parties shall use commercially reasonable efforts to limit disclosure of the financial terms of this Amendment, including seeking a confidential treatment request for securities filings, or a protective order for other compelled disclosures.

Section 8. Reaffirmation of License Agreement. Except as explicitly modified hereby, the License Agreement shall continue in full force and effect. Without limiting the foregoing, Licensor reaffirms its representation and warranty in Section 10.1(d) of the License Agreement that Licensor has the right and authority to grant the licenses set forth in Section 2 of the Agreement, as amended hereby. Licensor further represents and warrants that the Thymosin Beta 4 License and Supply Agreement, effective January 21, 2004, between Licensor and Sigma-Tau Industrie Farmaceutiche Riunite S.p.A., as successor to Defiante Farmaceutica LDA, has expired in accordance with its terms pursuant to Section 9.1 thereof.

Section 9. Counterparts; Facsimile Signature. This Amendment may be executed in counterparts (and transmitted by facsimile or by electronic mail in “pdf” format).

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of each Party as of the Effective Date.

RegeneRx Biopharmaceuticals, Inc.

By:	/s/ J.J. Finkelstein
Name: J.J. Finkelstein
Title: President & CEO

GtreeBNT Co., Ltd.

By:	/s/ Won S. Yang
Name: Won S. Yang
Title: President & CEO